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                ALLEGHENY POWER SYSTEM, INC.              E-1
                                                         10.3
                 1997 ANNUAL INCENTIVE PLAN


   I.     PURPOSE OF THE INCENTIVE PLAN

          To attract and retain first quality managers in a competitive job market and to reward achievement or exceedance of specified annual system, operating unit, and individual performance goals.

  II.     ELIGIBILITY

          A prerequisite for participation in the Plan shall be an understanding of, and commitment to Allegheny
          Power System's:

               Management Plan and Policies

               Mission, Vision, Values, and Strategies

          Eligibility will be determined by the Management Review Committee upon the recommendation of the CEO from among executives whose responsibilities can affect the performance of their units, and through unit performance, the performance of Allegheny Power.

 III.     AWARDS

          Awards will reflect the importance of the participants to the units for which they are responsible.

          Awards will be paid for the achievement of specific measurable goals set for the individual and the units for which he or she is responsible.

          The Plan's goals will be:

               Determined and communicated annually

               A reasonable number for each participant

          The goals which the Board will set with the help of the Management Review Committee will be consistent with Allegheny Power's Mission, Vision, Values, and
          Strategies and will include such things as:

               Financial performance (return on equity, earnings, dividends)

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               Customer satisfaction (cost, quality, and
               reliability of service)

 III.     AWARDS (continued)

               Cost and environmental consciousness
               (productivity, efficiency, availability and utilization of equipment) and conservation of resources

               Safety

               Development of personnel for management
               positions, including women and minorities

  IV.     OVERALL LIMITATIONS ON AWARDS

          The Board of Directors shall not authorize any incentive payment if, in the Board's opinion, Allegheny's performance is less than satisfactory from the perspective of its stockholders.

   V.     PERFORMANCE MEASURES

          Each year measures to evaluate participants' performance will be determined. They may vary among participants according to whether their principal responsibilities are to:

               Allegheny as a System

               An Operating or Business Unit

               Corporate Services

          Each category of performance measure will carry appropriate weightings as shown on the 1997
          Participant Performance Schedule. Examples of possible measures include:

          For System as a whole:

               Quantity and quality of annual earnings;
               return on equity, measured against previous year, authorized return on equity and as appropriate peer companies; financial ratings; capital structure; dividend payout ratios; and total shareholder return

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   V.     PERFORMANCE MEASURES (continued)

               Development of appropriate management
               succession, personnel relations and
               development, and programs to assure fair and non-discriminatory treatment of all employees

               Productivity, cost control, efficient use of equipment, natural resources, and other environmental considerations

               Quality and reliability of customer service

               Safety

               Attainment of reasonable rates and maintenance of competitive position

          For Operating Units, Business Units, and Corporate
          Services:

               Profitability

               Safety

               Productivity and efficiency, revenues, and administrative, operating, and maintenance expenditures

               -    Per employee, customer, and kwh

               -    Measured against previous year and peer
                    companies

               Customer satisfaction (quality of service);
               outage rates, speedy restoration of service, customer complaints, employee courtesy, conservation, and demand-side management programs

               Cost of service; rate per kwh measured against past period, economic indices, and peer companies

               Community relations and relations with state and local governments and their agencies

               Completion of construction projects on time and within budget

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   V.     PERFORMANCE MEASURES (continued)

               Adequacy of management development programs and programs to assure fair and non-discriminatory treatment of all employees

               Adequacy of planning and accuracy of forecasts

               Completion of assignments and projects on time and within budget

               Availability, efficiency, and reliability of generating units and transmission systems

               Cost consciousness (avoidance of excessive staffing and waste of work space and receptivity to cost saving techniques)

               Minimizing adverse effects in the environment

               User satisfaction

               Adherence to Purchasing Policy and success in buying (including minority vendor participation) material, equipment, and supplies at the best possible price

          For Individual Performance:

               Teamwork

               Leadership

               Communication

               Initiative

               Resourcefulness

               Responsiveness

               Identifiable results

  VI.     CALCULATION OF AWARDS

          Target Incentive Awards and Total Estimated Cost

               No awards will be paid for any year unless the Board of Directors finds that overall System performance is satisfactory from the perspective of stockholders.

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  VI.     CALCULATION OF AWARDS (continued)

               Incentive awards will be based on System, Unit, and Individual Performance

          Performance Schedules

               The Performance Schedule describes ratings and weightings for each performance measure at all levels of performance

               As soon as practicable each year, Participant
               Performance Schedules for that year will be issued

          Performance Ratings

               Target performance represents the full and complete attainment of expectations in the performance area; it is rated 1.0

               Performance that is acceptable but does not fully meet expectations can earn a rating but, of course, less than 1.0

               Exceeding expectations can result in a
               performance rating as high as 1.50

               Unacceptable individual performance will result in no award regardless of System or Unit Performance

          Weightings

               Weightings will be established each year for System, Unit, and Individual performance measures

          Calculation of Award

               A participant's award, if any, will be
               determined by multiplying the participant's assigned Target Incentive Award by his/her rounded total performance rating

          The Management Review Committee or the Board of Directors, at its discretion, may supplement or decrease any participant's calculated award to reflect extraordinary circumstances, provided that it records its reason for doing so.

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  VI.     CALCULATION OF AWARDS (continued)

          The maximum funds available for 1997 awards will be an amount equal to $2,870,000 (1% of 1997 budgeted net income) plus or minus 5% of any amount over or under 1997 budgeted net income for the System. In the event the maximum would otherwise be exceeded, all awards will be decreased pro rata.

 VII.     FORM AND TIMING OF PAYOUT

          Calculation of awards will be made as soon as practicable after the close of books for the year measured, but no award will be paid until it has been approved by the Management Review Committee or the Board of Directors, as appropriate.

          Payment will be in current cash unless the Management Review Committee or the Board at its discretion provides for deferral.

VIII.     TERMINATION AND TRANSFER PROVISIONS

          Termination Provisions

               Awards may at the discretion of the Management Review Committee or the Board be calculated on the basis of a full year's performance and prorated to the number of whole months actually served, except in the case of voluntary termination (other than retirement after the second quarter of the year) or termination by the Company (with or without cause), in which case no award is made for year of termination

          Designation of "Unit" in cases of transfer

               Weighting will be based on the number of months participant was in each unit

  IX.     PLAN ADMINISTRATION

          Administration of the Plan is the responsibility of the Management Review Committee of the Board of Directors.

               The Committee is responsible for review and administration of all Systemwide goals and has final approval over these and other matters involving the Plan, including eligibility